EXHIBIT 2.3

AGREEMENT AND PLAN OF MERGER

by and among

Quantum Fuel Systems Technologies Worldwide, Inc.,

Regency Acquisition Co., LLC,

Regency Conversions, Inc.,

and

the Shareholders listed on

the Signature Pages hereto

i

ii

SECTION 9.05	Governing Law	36
SECTION 9.06	Severability	36
SECTION 9.07	No Third-Party Beneficiaries	36
SECTION 9.08	Attorneys Fees	36
SECTION 9.09	Remedies	36
SECTION 9.10	Captions	36
SECTION 9.11	Counterparts	36
SECTION 9.12	Certain References	37
SECTION 9.13	Interpretation	37
SECTION 9.14	Intentionally Deleted	37
SECTION 9.15	Material Adverse Effect	37

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into this 8th day of February, 2006 (this “Agreement”) by and among Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Parent”), Regency Acquisition Co., LLC, a Michigan limited liability company (“Acquisition Subsidiary”), Regency Conversions, Inc., a Texas corporation (the ”Company”) and the shareholders of the Company listed on the signature pages attached to this Agreement (the “Shareholders”).

W I T N E S S E T H

WHEREAS, the Company is engaged in the business (the “Business”) of design, manufacture and sale of conversion vans and other commercial, recreational and passenger trucks and vehicles.

WHEREAS, the Board of Directors of Company and Parent have determined that it is in the best interests of their respective companies and shareholders to merge the Company with and into Acquisition Subsidiary, subject to the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Shareholders own, and will own immediately prior to the Closing (as defined below), of record and beneficially, all of the issued and outstanding shares of Company’s voting, $0.10 par value, common stock (the “Company Common Stock”), and, subject to the terms and conditions of this Agreement, the Shareholders have agreed, in their capacity as Shareholders, to enter into this Agreement and consummate the transactions contemplated hereby.

NOW THEREFORE, in consideration of the promises and the mutual agreements, covenants, representations and warranties herein contained, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Michigan Business Corporation Act (“MBCA”) and the Texas Business Corporation Act (the “TBCA”), at the Effective Time (as defined below), Company will be merged with and into Acquisition Subsidiary, Company’s separate corporate existence will cease, and the Acquisition Subsidiary will continue as the surviving company and as a wholly-owned subsidiary of Parent (the ”Merger”). The Acquisition Subsidiary as the surviving company after the Merger is sometimes referred to herein as the “Surviving Company”.

SECTION 1.02 Effective Time. The parties shall prepare, execute and deliver articles of merger, a certificate of merger and/or other appropriate documents necessary to effectuate the Merger (in any such case, the “Articles of Merger”) in accordance with the relevant provisions of the MBCA and the TBCA and file same with the Secretary of State of the State of Michigan and State of Texas. The Merger shall become effective upon filing of the Articles of Merger, or at such subsequent time or date as Parent and the Company shall agree and specify in the Articles of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.03 Effects of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided under the MBCA and the TBCA. Without limiting the generality of the foregoing, the Surviving Company shall succeed, without impairment, to all of Company’s rights, privileges, powers, immunities and franchises, assets, contract rights, obligations and liabilities. The parties intend for the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (“Code”) and agree not to knowingly take any action or enter into any transaction prior to or following the Closing that could result in the Merger not meeting the requirements of a reorganization under Section 368(a)(1)(A) of the Code.

SECTION	1.04 Articles of Incorporation and Bylaws.

(a) The Articles of Organization of the Acquisition Subsidiary, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

(b) The Bylaws of the Acquisition Subsidiary, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.05 Directors. The directors of Acquisition Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.06 Officers. The officers of the Acquisition Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.07 Cancellation and Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of any of the parties hereto or any other person or entity:

(a) Membership Interests of Acquisition Subsidiary. Each issued and outstanding membership interest of Acquisition Subsidiary shall be converted into and shall become one validly issued, fully paid and nonassessable membership interest of the Surviving Company.

(b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company as treasury stock immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist.

(c) Cancellation of the Company Stock Options. Immediately prior to the Effective Time, each Company Stock Option, whether or not then exercisable or vested, shall automatically be cancelled and retired and shall cease to exist.

(d) Conversion of the Company Common Stock. All of the shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be exchanged for the Merger Consideration (as hereinafter defined) and canceled.

(e) Membership Interest of Company Subsidiary. The issued and outstanding membership interests of the Company Subsidiary (as defined below) shall remain issued and outstanding.

ARTICLE II

MERGER EXCHANGE

SECTION 2.01 The Merger and Merger Exchange. At the Effective Time, as a result of the Merger and without any action on the part of the Shareholders:

(a) Merger Consideration. All of the Company Common Stock issued and outstanding at the Effective Time shall be exchanged for the following (“Merger Consideration”):

(i) Cash in the amount of Three Million Three Hundred Thousand and No/100 ($3,300,000.00) Dollars (“Cash Payment”); and

(ii) One Million Eight Hundred Fifteen Thousand (1,815,000) shares of Parent Common Stock. The Parent Common Stock issued to Shareholders shall be validly issued, fully paid, and non-assessable shares of Parent Common Stock, and shall have the same rights as each and every other share of authorized Parent Common Stock, including, without limitation, voting rights and dividend rights.

SECTION 2.02 Allocation of Merger Consideration. The Merger Consideration shall be allocated between the Shareholders in accordance with Schedule 2.02. No fractional shares of Parent Common Stock will be issued. Rather, fractional shares will be rounded up or down to the nearest whole number.

SECTION 2.03 Private Placement. The Parent Common Stock shall not have been registered under applicable Federal or State securities laws. Each Shareholder will receive Parent Common Stock in a private placement exempt from registration under applicable provisions of the Securities Act of 1933, as amended (“Securities Act”), and regulations thereunder, and Texas securities laws. Accordingly, such shares shall be “legended,” will be restricted securities as defined in Rule 144 under the Securities Act (“Rule 144”) and the recipient’s resale of the Parent Common Stock will be governed by, among other provisions, Rule 144, this Agreement, Parent’s Insider Trading Policy, Parent’s Pre-Clearance and Blackout Policy and Parent’s Policy on Securities Trades by Company Personnel (as applicable), copies of which have been furnished to or have been made available to Shareholders. A Shareholder shall not sell his or her Parent Common

Stock without registration (as set forth herein or otherwise) under the Securities Act and any applicable Blue Sky laws, or unless an exemption from registration is available and the Shareholder has provided to Parent an opinion of counsel satisfactory to the Parent that such registration is not required in connection with any such transaction.

SECTION 2.04 Registration Rights.

(a) In the event that Parent proposes to file a registration statement under the Securities Act for purposes of a public offering of securities of Parent of the same class as the Parent Common Stock (excluding any registration statements for which Parent has contractually agreed not to grant such rights to register any of its equity securities under the Securities Act, a registration statement on Form S-8 (or any successor form) or any other registration statement relating to employee benefit plans or filed in connection with an exchange offer or a transaction to which Rule 145 (or any successor provision) under the Securities Act applies, (each, together with any final prospectus, exhibit, supplement or amendment thereto, a “Registration Statement”), then Parent shall in each case give Shareholders written notice of such proposed filing at least twenty (20) days prior to the anticipated filing date, and such notice shall give each Shareholder the opportunity to include all or part of Parent Common Stock received by Shareholder pursuant to this Agreement in such registration. A Shareholder who wants included all or part of his shares of Parent Common Stock in such Registration Statement (each, a “Selling Shareholder”) shall provide Parent with written notice, at least ten (10) days prior to the anticipated filing date of such Registration Statement, of the number of shares of Parent Common Stock such Selling Shareholder wants included within the filing. If Parent does not file such Registration Statement or if such Registration Statement is not declared effective by the SEC, Parent shall give each Selling Shareholder notice thereof, and Parent shall be relieved of its obligation to register any of the shares of Parent Common Stock for which inclusion was requested in such registration. If the offering is to be an underwritten offering and, in the written opinion of the managing underwriter the total amount of securities to be so registered (including the shares requested by the Shareholders) will exceed the maximum amount of the Parent’s securities which can be marketed without adversely affecting the officering, then Parent, in its sole discretion, shall be entitled to reduce the number of shares of Parent Common Stock requested by the Shareholders to be included in such registration to zero.

(b) Parent shall pay all costs and expenses related to the registration of the Parent Common Stock, except that the Selling Shareholders shall be responsible for any sales, broker’s or underwriting commissions, if any, applicable to such Selling Shareholders’ shares of Parent Common Stock included in a Registration Statement.

(c) Parent shall, not less than three (3) business days prior to the filing of a Registration Statement, (i) furnish to any Selling Shareholder copies of the Registration Statement proposed to be filed, which will be subject to the review of such Selling Shareholder, and (ii) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel to conduct a reasonable investigation within the meaning of the Securities Act. Furthermore, Parent shall advise each Selling

Shareholder, within two (2) business days: (x) after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation or threat of any proceeding for that purpose, or any other order issued by any state securities commission or other regulatory authority suspending the qualification or exemption from qualification of such shares of Parent Common Stock under state securities or “blue sky” laws; and (y) when the prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement or any post-effective amendment thereto, when the same has become effective.

(d) Parent agrees to indemnify and hold harmless each Selling Shareholder from and against any losses, claims, damages, liabilities or expenses to which such Selling Shareholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise out of, or are based upon (A) any untrue statement of a material fact contained in the Registration Statement or prospectus, (B) any failure by Parent to fulfill any undertaking included in the Registration Statement (through no fault of either Selling Shareholder), and (C) any violation of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the shares of Parent Common Stock (but excluding claims arising from a failure of the Selling Shareholder to deliver the prospectus timely provided by Parent in compliance with applicable securities laws, where such failure to deliver was the cause of such claim or would have corrected the alleged damage), and Parent will promptly reimburse such Selling Shareholder for any reasonable legal or other expenses incurred in investigating, defending or preparing to defend, settling, compromising or paying any such action, proceeding or claim; provided, however, that Parent shall not be liable in any such case to the extent that such loss, claim, damage, liability or expense arises solely out of, or is based solely upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to Parent by such Selling Shareholder specifically for use in preparation of the Registration Statement.

(e) The Selling Shareholders agree (severally and not jointly) to indemnify and hold harmless Parent (and each person, if any, who controls Parent within the meaning of Section 15 of the Securities Act, each officer of Parent who signs the Registration Statement and each director of Parent) from and against any losses, claims, damages, liabilities or expenses to which Parent (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings in respect thereof) arise solely out of, or are based solely upon, any untrue statement of a material fact contained in the Registration Statement, but only if and to the extent that such untrue statement was made in reliance upon and in conformity with written information furnished by the Selling Shareholders specifically for use in preparation of the Registration Statement (provided, however, that the Selling Shareholders shall not be liable in any such case for any untrue statement in any Registration Statement or prospectus if such statement has been corrected in writing by such Selling Shareholder and delivered to Parent at least three business days prior to the pertinent sale or sales by the Selling Shareholders).

SECTION 2.05 Exchange Procedure. At the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist. At Closing, each Shareholder shall surrender to Company a certificate or certificates that immediately prior to Closing and the Effective Time represented all such Shareholder’s shares (a “Certificate”), and at the Effective Time the Certificate shall cease to have any rights with respect thereto, except the right to receive the Cash Payment and Parent Common Stock in the Merger Exchange in accordance with Sections 2.01 and 2.02.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY; COMPANY SUBSIDIARY AND THE SHAREHOLDERS

The Company and Company Subsidiary hereby make the following representations and warranties, and each Shareholder severally and not jointly hereby makes the following representations and warranties, all as of the date of this Agreement and as of the Closing Date, each of which shall be deemed to be independently material and to have been relied upon by Parent and Acquisition Subsidiary:

SECTION 3.01 Organization; Good Standing. The Company and Company Subsidiary (sometimes hereinafter collectively referred to as “Acquired Companies”) are duly organized, validly existing and in good standing under the laws of the State of Texas, and each has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business, including the Business, as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the property owned or the nature of the business transacted makes such qualification or licensing necessary, except that if not so qualified in any such jurisdiction, it can become qualified without any Material Adverse Effect. True and complete copies of the Articles of Incorporation/Organization, Bylaws/Operating Agreement and all other charter or organizational documents (collectively, “Company Organizational Documents”), including all amendments thereto, of the Acquired Companies have been delivered to Parent.

SECTION	3.02 Capitalization; Title to Shares.

(a) The Company’s authorized capital stock consists solely of One Million (1,000,000) shares of Company Common Stock. As of the date hereof, Two Thousand (2,000) shares of Company Common Stock are issued and outstanding and there are no Company Stock Options (as defined below) issued and outstanding. Shareholders are as of the date hereof, and will be as of the Effective Date, the record and beneficial owners, free and clear of any Liens (as hereinafter defined) of all of the issued and outstanding shares of Company Common Stock. All outstanding shares of Company Common Stock are and will on the Closing Date be validly issued, fully paid and non-assessable.

Schedule 3.02(a) is a true and complete list of the number of shares of Company Common Stock owned by each Shareholder. Company owns of record and beneficially, free and clear of any Liens, all of the issued and outstanding membership interests of Company Subsidiary, and will own the same, of record and beneficially, immediately prior to the Closing.

(b) There are no outstanding subscriptions, options, rights, warrants or other commitments, agreements or understandings entitling any person or entity to purchase or otherwise subscribe for or acquire any shares of capital stock of the Company or the Company Subsidiary or any security convertible into or exchangeable for shares of capital stock of the Company or the Company Subsidiary, nor is there presently outstanding any security convertible into or exchangeable for shares of capital stock of the Company or the Company Subsidiary, nor has the Company or any Shareholder entered into any agreement with respect to any of the foregoing (collectively, the “Company Stock Options”). The Company has no obligation to repurchase, redeem or otherwise acquire any shares of capital stock of or other equity or voting interests in, the Company. There are no irrevocable proxies and no voting agreements to which the Company or any Shareholder is a party with respect to any shares of the capital stock or other voting securities of the Company.

SECTION 3.03 Company Subsidiaries., Except for Regency Restyling, LLC (the “Company Subsidiary”), Company does not have, nor has the Company ever had, any subsidiaries and the Company does not own, nor has the Company ever owned, directly or indirectly, any capital stock of or other equity or voting interests in, any corporation, partnership, limited liability company, joint venture, association or other entity (including a disregarded entity for purposes of the Code).

SECTION 3.04 Authority Relative to this Agreement. The Company has the full legal right, power and capacity and all authority and approval required by law to enter into this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto and to perform fully its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto have been duly authorized by all requisite corporate action (including all action required of the Company’s Board of Directors and the Shareholders) and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or the documents and instruments to be executed and delivered by it pursuant hereto, or to consummate the transactions contemplated hereby or thereby. This Agreement and the documents and instruments to be executed and delivered pursuant hereto are and will be duly executed and delivered by the Company and are and will be the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.

SECTION 3.05 Consents and Approvals; No Violations.

(a) No filing or registration with and no permit, authorization, consent or approval of, any public body, agency or authority, including all courts of competent jurisdiction, domestic or foreign (“governmental entity or agency”), is necessary for the consummation by the Company or Shareholders of the transactions contemplated by this Agreement.

(b) Neither the execution and delivery of this Agreement or the documents and instruments to be executed and delivered pursuant hereto by the Company and/or Shareholders, nor the consummation by the Company and/or Shareholders of the transactions contemplated hereby or thereby, nor compliance by the Company and/or Shareholders with any of the provisions hereof or thereof, will, with or without notice, lapse of time, or both (i) conflict with or result in any breach of any provision of the Company Organizational Documents, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration of or loss of a material benefit under any Company Agreement (as hereinafter defined), (iii) result in the creation of any Lien, in or upon any of the properties or assets of the Company, (iv) give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, approval or notice under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, guarantee, agreement, lease or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets may be bound, or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement “Lien” means any pledge, mortgage, security interest, claim, charge or other encumbrance of any kind or nature whatsoever.

SECTION 3.06 Financial Statements. Company has furnished or made available to Parent true and complete copies of its (a) unaudited balance sheet for the period ending November 30, 2005 and the related statements of income, shareholders’ equity and cash flow for the period from January 1, 2005 through November 30, 2005 (the “Interim Statements”), and (b) the compiled balance sheet for the periods ended December 31, 2004, 2003 and 2002, and the related statements of income, shareholders’ equity, and cash flow for the fiscal years then ended. All such statements described in (a) and (b) are collectively referred to as the “Financial Statements.” The Financial Statements have been prepared in accordance with Statements of Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants applied on a consistent basis throughout the periods involved and fairly present in all material respects the financial position of the Company as of the dates indicated and the results of the Company’s operations for the periods then ended (subject, in the case of the Interim Statements, to normal and recurring year-end audit adjustments, none of which, individually or in the aggregate, are expected to be material in the absence of footnotes otherwise required under GAAP). The Financial Statements were prepared from the books and records of the Company, which books and records have been maintained in accordance with sound business practices and applicable legal requirements and accurately reflect all financial transactions which are required to be recorded.

SECTION 3.07 Absence of Undisclosed Liabilities. There are no liabilities or obligations, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, the Company or Company Subsidiary, other than

(a) obligations and liabilities reflected in the Financial Statements, (b) obligations and liabilities incurred in the ordinary course of business consistent with past practice since the date of the most current Financial Statements identified in Section 3.06, and (c) obligations and liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

SECTION 3.08 Absence of Certain Changes or Events. Except as disclosed on Schedule 3.21, since January 1, 2005, the Acquired Companies have conducted their business, including the Business, only in the ordinary course consistent with past practice and there has not occurred any event or condition which has or may reasonably be expected to have a Material Adverse Effect on the Acquired Companies. Without limiting the generality of the foregoing, except for those matters listed in Schedule 3.21 attached, the Acquired Companies have not (a) incurred any obligation or liability, secured or unsecured (whether accrued, absolute, contingent or otherwise), whether due or to become due, except current liabilities in the ordinary course of business consistent with past practice or those reflected on the Financial Statements, (b) discharged or satisfied any Lien or paid any obligation or liability, except current liabilities becoming due in the ordinary course of business consistent with past practice, (c) mortgaged, pledged or subjected any of the Company’s properties or assets to any Lien, other than a Permitted Lien (as defined below), (d) sold, transferred, licensed or otherwise disposed of any of the Company’s properties or assets other than in the ordinary course of business consistent with past practice, (e) increased the compensation payable or to become payable by it to any of its directors, officers, salaried employees or agents, or made any bonus, percentage of compensation or other like benefit accruing to or for the credit of any such directors, officers, employees, consultants or agents of the Company, except as provided by a binding written agreement made and entered into prior to the date hereof, a true copy of which has been delivered to Parent, (f) terminated or received any notice of termination of any material contract, license, lease, trademark, patent, patent application, copyright or trade name protection or other agreement, (g) suffered any damage, destruction or loss (whether or not covered by insurance) adversely affecting the Acquired Companies’ properties or assets, (h) suffered any taking or seizure of all or any part of the Acquired Companies’ properties or assets by condemnation or eminent domain, (i) experienced any material change in its relations with its vendors, suppliers, lenders, dealers, distributors, customers, employees, consultants or agents, (j) acquired any capital stock or other securities of any corporation or any interest in any business enterprise or otherwise made any loan or advance to or investment in any person or entity, (k) made any capital expenditures or capital additions exceeding Fifty Thousand ($50,000) Dollars singly or One Hundred Thousand ($100,000) Dollars in the aggregate, (1) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body affecting its financial condition, its property or its business operations involving a claim in excess of Ten Thousand ($10,000) Dollars, (m) made any purchase commitment in excess of normal ordinary and usual requirements or made any material change in its selling, pricing or personnel practices other than in the ordinary course of business consistent with past practice, (n) made any change in accounting principles or methods or in the manner of keeping books, accounts and records of the Acquired Company which is, or may be, inconsistent with the principles or methodology by which the Financial Statements have been prepared, (o) entered into any contract, agreement, lease or other arrangement or transaction or taken any other action, except in the ordinary course of business consistent with past practice, (p) changed the authorized capital stock of the Company, redeemed any capital stock of the Company, issued, sold or otherwise disposed of any capital stock of the Company or any option to acquire capital stock of the Company or any securities convertible into or exchangeable for capital stock of the Company, or entered into any agreements creating funded indebtedness of the Company, (q) made any declaration, setting aside or payment of any dividend or any other distribution (whether in cash, stock or property) in respect of its capital stock, or (r) entered into any agreement or made any commitment to do any of the things described in the preceding subsections (a) through (q) of this Section 3.08.

As used in this Agreement, “Permitted Liens” means (a) liens for unpaid taxes that either (i) are not yet due and payable or (ii) are currently being contested in good faith by appropriate proceedings and disclosed in Section 3.08; (b) the interests of lessors under operating leases and purchase money liens of lessors under capital leases and so long as the lien only attaches to the asset purchased or acquired and only secured the purchase price of the asset; (c) liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of the Company and not in connection with the borrowing of money, and which liens either (i) are for sums not yet due and payable, or (ii) are currently being contested in good faith by appropriate proceedings and disclosed in Schedule 3.08; (d) liens arising from deposits made in connection with obtaining workers’ compensation or other unemployment insurance; (e) liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of the Company and not in connection with the borrowing of money; (f) liens arising by reason of security for surety or appeal bonds in the ordinary course of business of the Company; (g) with respect to any real property, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of companies engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Company, or materially interfere with the ordinary conduct of the business of the Company, excluding, however, any monetary liens (other than the payment of real estate taxes and assessments that are liens for sums not yet due and payable); and (h) the interests of licensors under any license agreements for intellectual property, including software, imbedded software, and the like.

SECTION	3.09 Company Agreements.

(a) Company has delivered to Parent a complete and accurate list and true and complete copies, of (“Company Agreements”):

(i) Each Contract that involves the furnishing or performance of services, or the delivery, sale, lease or transfer of goods, materials or products, by Company or Company Subsidiary in an amount or value in excess of $10,000, including, but not limited to, purchase orders received by Company or Company Subsidiary;

(ii) Each Contract that involves the furnishing or performance of services to, or the purchase, lease or receipt of goods, materials, inventory, supplies, products or other personal property by Company or Company Subsidiary in an amount or value in excess of $10,000, including, but not limited to, purchase orders issued by Company or Company Subsidiary;

(iii) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(iv) Each Contract under which Company or Company Subsidiary has created, incurred, assumed or guaranteed any indebtedness for borrowed money, has incurred any capitalized lease obligation, or under which any of their tangible or intangible assets, are subject to any Lien;

(v) Each licensing agreement or other Contract with respect to any Intellectual Property Rights (as defined below), including, without limitation, agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure thereof;

(vi) Each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees or which involves Company or Company Subsidiary;

(vii) Each Company Benefit Plan (as defined below);

(viii) Each offer or agreement for the employment of or receipt of any services from any person on a full-time, part-time, consulting, commission or any other basis;

(ix) Each joint venture or partnership agreement or other Contract involving any joint conduct or sharing of any business, venture or enterprise, or a sharing of profits, losses, costs, or liabilities with any other person or entity;

(x) Each Contract containing covenants that in any way purport to restrict the business activity of Company, Company Subsidiary, a Shareholder or any of the Acquired Companies’ employees, agents or representatives or limit the freedom of either of the Acquired Companies, a Shareholder or any of the Acquired Companies’ employees, agents or representatives, to engage in any line of business or to compete with any person or entity;

(xi) Each Contract for capital expenditures;

(xii) Each warranty, guaranty, or other similar undertaking extended by Company or Company Subsidiary for or with respect to any of their products or services;

(xiii) Each Contract under which Company or Company Subsidiary has advanced, guaranteed or loaned any amount to or for the benefit of any of its directors, officers, employees, agents or representatives;

(xiv) Each Contract with any employee, officer, director, Shareholder, agent, or representative of Company or Company Subsidiary;

(xv) Each Contract not entered into in the ordinary course of business;

(xvi) Each proposed or actual amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing.

(b) Each Contract is in full force and effect and is valid and enforceable in accordance with its terms.

(c) With respect to each Contract:

(i) Company or Company Subsidiary is, and at all times has been, in full compliance with all applicable terms and requirements of each Contract;

(ii) Each other party to such Contract is, and at all times has been, in full compliance with all applicable terms and requirements of such Contract;

(iii) No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any party to such Contract the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract;

(iv) Neither Company nor Company Subsidiary has given to or received from any other person or entity any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, default under or termination or cancellation of, any Contract;

(v) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any terms of any Contract; and

SECTION 3.10 Real Property.

(a) Company does not own and has never owned any Real Property.

(b) Company has furnished or made available to Parent a true and complete list of all real property leases (the “Real Property Leases”) which constitute all leases, subleases or licenses of real property (the “Leased Real Property”), whether written or oral, to which the Company or the Company Subsidiary is or was a party, or is or was bound. The Company has also provided or made available to Parent a true and complete copy of all agreements (and amendments thereto) relating to the Leased Real Property.

The Company or each Company Subsidiary has valid and enforceable leasehold interests in the Leased Real Property, free and clear of all Liens. Each Real Property Lease affords the Company or Company Subsidiary peaceful and undisturbed possession of the Leased Real Property covered thereby and there exists no event of default or event, occurrence, condition or act (including the transactions contemplated by this Agreement) on the part of the Company or, to the knowledge of the Company, on the part of the lessor thereunder which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default under such lease, give rise to a right in the lessor to terminate the lease or change any of the material terms thereof or render the lessee liable to incur any expenditure under such lease.

(c) The Leased Real Property and improvements thereon may lawfully be used in connection with the Business. The Leased Real Property and improvements are in compliance with all applicable laws, rules, regulations and ordinances of all governmental entities and agencies including, but not limited to, zoning, building, health, safety and Environmental Laws and the Company has not received any notices of violations with respect thereto.

SECTION 3.11 Machinery and Equipment. All machinery, equipment and other tangible assets of the Acquired Companies owned and/or utilized in the operation of their business including the Business, are in good operating condition and in a state of good repair sufficient for the conduct of normal operations following the Closing without the necessity of any known capital expenditure in excess of Ten Thousand ($10,000) Dollars. The Acquired Companies’ assets and properties (including leased assets and properties, if any) are sufficient to enable the Acquired Companies to conduct the Business following the Closing in substantially the same manner as it is now being conducted.

SECTION 3.12 Inventories. All inventories of the Acquired Companies, whether or not reflected in the Financial Statements, (i) consist of good quality and reasonable quantity, fully usable and salable in the ordinary course of business in a manner consistent with past practice, (ii) have been priced on a Last-In-First-Out (LIFO) basis and fully disclosed on Company’s financial statements, and (iii) meet all current customer specifications. Company or Company Subsidiary has received binding and irrevocable customer purchase orders with respect to all work-in-process and finished goods inventory.

SECTION 3.13 Accounts Receivable. All accounts receivable of the Acquired Companies (i) represent and, at the Closing will represent, valid obligations arising from sales actually made or services actually performed in the ordinary course of business, and (ii) are current and will be collectible, in full, within ninety (90) days after the date on which such accounts receivable was first created.

SECTION 3.14 Intellectual Property Rights. The Company has delivered to Parent a true and complete list of all Intellectual Property Rights owned or used by the Acquired Companies in the Business. The Acquired Companies own or have a valid license, or otherwise have the right to use, all Intellectual Property Rights used or held for use by them, and all goodwill associated therewith, (b) the Company or Company Subsidiary has not infringed upon, misappropriated or otherwise violated any Intellectual Property Right or other proprietary information of any other person or entity, (c) there is no claim, demand or proceeding pending or threatened, that pertains to or challenges the right of the Company or Company Subsidiary to use any of the Intellectual Property Rights (including any claim that the Company or Company Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other person), (d) the Company or Company Subsidiary has not granted any license or other right and has no obligation to grant any license or other right with respect thereto, (e) no other person or entity has infringed upon, misappropriated or otherwise violated any Intellectual Property Right of the Company or Company Subsidiary, (f) the Company or Company Subsidiary is the licensee under fully paid, enforceable licenses that govern its use of software in which any third party has Intellectual Property Rights, (g) each of such licenses remains in full force and effect, (h) the Company or Company Subsidiary has not breached any such license, and (i) the Company or Company Subsidiary has paid all amounts that have heretofore become due and payable in respect of such licenses. As used in this Agreement, “Intellectual Property Rights” means, collectively, with respect to the U.S. and Canada, any and all now known or hereafter known tangible and intangible: (i) rights associated with works of authorship including copyrights, moral rights and mask-works, (ii) trademark and trade name rights and similar rights, (iii) trade secret rights, (iv) patent rights, designs, algorithms, computer programs, methods of doing business, other proprietary ideas, designs, concepts, techniques, inventions, discoveries and improvements, whether or not patentable and other industrial property rights, (v) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, (vi) all registrations, initial applications, renewals, extensions, continuations, continuations-in-part, divisions or reissues thereof now or hereafter existing, made or in force (including any rights in any of the foregoing), (vii) Internet websites, rights in domain names, computer programs and software (other than over-the-counter software available to the general public or “shrink wrap” software), and (viii) any other service mark, design, logo, trade secret, know-how, customer list or financial, business, marketing or other information, material or industrial property of a party or any of its affiliates.

SECTION 3.15 Licenses. Company has furnished or made available to Parent a true and complete list of all patents, franchises, permits, licenses, certificates and consents required from any governmental entity or agency or any other person or entity necessary to enable the Company or Company Subsidiary to carry on the Business as now conducted and to own and operate their properties (including leased property) as now owned and operated (collectively, “Licenses”). Each of the Licenses will remain in full force and effect following consummation of the transactions contemplated by this Agreement.

SECTION 3.16 Title to Assets. All of the Acquired Companies’ assets and properties and all assets and properties necessary or required in connection with the operation of the Business are, and on the Closing Date will, be owned by the Company or Company Subsidiary, free and clear of all Liens whatsoever (except Permitted Liens) and the consummation of the transactions contemplated by this Agreement will not give rise to any Lien on such assets or properties. There are not and on the Closing Date there will not be, any outstanding agreements, options, commitments or rights with, to or in any third party to acquire or use any of the Company’s assets or properties.

SECTION 3.17 Corporate Minute Books; Bank Accounts

(a) The minute books of the Company and Company Subsidiary contain complete and accurate records of all meetings which were required to be convened and other corporate actions of its shareholders/members and directors/managers and committees of directors (if any) which were required to be taken, in each case pursuant to the Company’s or Company Subsidiary’s Articles of Incorporation or Organization, as amended, and/or any agreements to which the Company or Company Subsidiary is a party. True and complete copies of the minute books have been delivered or made available to Parent.

(b) Company has furnished or made available to Parent a complete and correct list of all bank accounts and safe deposit boxes of the Company and Company Subsidiaries and persons authorized to sign or otherwise act with respect thereto as of the date hereof and a complete and correct list of all persons holding a general or special power of attorney granted by the Company or a Company Subsidiary.

SECTION 3.18 Taxes.

(a) The Company is and all times has been treated as an “S Corporation” within the meaning of sections 1361 and 1362 of the Code.

(b) The Company (i) has filed all federal, state and local tax returns required by law in the legally prescribed time (including extensions) and manner and such returns are true and complete in all material respects, (ii) has timely paid, or made a provision for the timely payment of, all taxes shown as due on such returns and all taxes otherwise due and the Financial Statements adequately provided for all taxes payable by the Company or Company Subsidiary for all taxable periods and portions thereof or, with respect to the period in which the Closing occurs, such taxes (excluding those taxes resulting from or attributable to the transactions contemplated by this Agreement) will be accrued through the Closing Date, (iii) has made all payments required by any governmental program of workers social security or unemployment compensation, (iv) has withheld and, to the extent due, paid over to the appropriate governmental entity or agency all amounts required by law to be withheld from the wages or salaries of employees, (v) is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing, and has paid or will pay over to the appropriate governmental entity or agency all sales or use taxes referable to the Company’s or Company Subsidiary’s operations due as of the Closing Date and has made or will make provisions for payment of all such taxes accrued as of such date, but not yet due.

(c) There are no claims pending or, to the knowledge of the Company, threatened against the Company for past due taxes, the Company has not requested any extension of the time within which to file any tax return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax returns has been given by or on behalf of the Company. True and complete copies of all Federal and State income, withholding, sales and use, franchise and any other tax, and State income and franchise tax returns of the Company and each Company Subsidiary for the years 2004 and 2003 have been delivered to Parent.

(d) No deficiencies for any taxes have been proposed, asserted or assessed against the Company that are not adequately reflected in the Financial Statements and no requests for waivers of the time to assess any such taxes have been granted or are pending; there is no audit, examination, deficiency or refund litigation pending with respect to taxes (except for protective refund claims filed with the Texas Comptroller of Public Accounts seeking refunds of approximately $83,000) and during the past three years no taxing authority has given written notice of the intent to commence any such examination, audit or refund litigation and which such examination, audit or refund litigation has not yet ended; and none of the assets or properties of the Company or any Company Subsidiary is subject to any tax lien, other than any such liens for taxes which are not due and payable, which may thereafter be paid without penalty or the validity of which are being contested in good faith by appropriate proceedings and for which adequate provisions are being maintained.

(e) No claim has been made in writing by a taxing authority in a jurisdiction where the Company or a Company Subsidiary does not file tax returns to the effect that the Company or Company Subsidiary is or may be subject to taxation by that jurisdiction.

(f) The Company has not been a member of an affiliated, consolidated, combined or unitary group for tax purposes or made any election or participated in any arrangement whereby any tax liability or any tax asset of the Company was determined or taken into account for tax purposes with reference to or in conjunction with any tax liability or any tax asset of any other person.

(g) Neither of the Acquired Companies are a party to any tax sharing agreement or to any other agreement or arrangement with respect to the payment of taxes.

(h) Neither the Company nor a Company Subsidiary has, in the past ten (10) years, (i) acquired assets from another corporation in a transaction in which the Company’s adjusted tax basis for the acquired assets was determined, in whole or in part, by reference to the adjusted tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary under the Code.

(i) As used in this Agreement, “taxes” shall include all (x) domestic and foreign (whether national, federal, state, provincial, local or otherwise) income, franchise, real and personal property, sales, excise, employment, payroll, social security, value-added, ad valorem, transfer, withholding and other taxes, including taxes based on or measured by gross receipts, profits, sales, use or occupation, tariffs, levies, impositions, assessments or governmental charges of any nature whatsoever, including any interest, penalties or additions with respect to any of the foregoing and (y) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the types described in clause (x) or (y). As used in this Agreement, “tax return” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to taxes, including information returns, any documents with respect to or accompanying payments of estimated taxes or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

SECTION 3.19 Employees; Benefit Plans.

(a) Employees. Company has furnished or made available to Parent a true and complete list of the names and current salary rates of all present directors, officers and salaried employees of the Company or any Company Subsidiary, together with a summary showing the salaries, bonuses, additional compensation and other like benefits, if any, paid or payable to such persons for the fiscal year ending December 31, 2005. To the knowledge of the Company and Shareholders, and except as otherwise required by an express provision of this Agreement, no officer or management-level employee of the Company or any Company Subsidiary presently intends to terminate his or her employment with the Company or any Company Subsidiary nor does the Company or any Company Subsidiary have any present intention to terminate the employment of any officer or such employee, whether as a result of the consummation of the transactions contemplated hereby or otherwise. The Company and each Company Subsidiary (i) has correctly categorized, in the Company’s opinion, all employees as either employees or independent contractors for federal tax purposes and is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations (domestic and foreign) respecting their employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees, (ii) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for employees and (iii) has provided employees with the benefits to which they are entitled pursuant to the terms of all Company Benefit Plans (as defined below).

(b) Benefit Plans. Company has furnished or made available to Parent a true and complete copy of all bonus, profit-sharing, stock purchase, stock option, equity based, pension, retirement, health, welfare, severance pay, change in control, employment or any other current or deferred remuneration or compensation plan, arrangement or practice of any kind and other fringe benefits, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), all “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (collectively, “Company Benefit Plans”) maintained or contributed to by the Company, Company Subsidiary or any person or entity that, together with the Company, is treated as a single employer (a “Commonly Controlled Entity”) under Section 414(b), (c), (m) or (o) of the Code, for the benefit of any current or former directors, officers, employees or consultants of the Company. The Company has no other Company Benefit Plan currently in existence which is subject to the requirements of ERISA. With respect to each Company Benefit Plan:

(i) The Company has provided or made available to Parent, true and complete copies of (A) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (B) the most recent annual report on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (D) each trust agreement and group annuity contract relating to any Company Benefit Plan. Each Company Benefit Plan has been administered in accordance with its terms. The Company and all the Company Benefit Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code and all other applicable law. The Company has timely filed all required documents and reports, including IRS Form 5500, for each such Company Benefit Plan with all applicable governmental authorities and has timely furnished all required documents to the participants or beneficiaries of each such Company Benefit Plan. No individuals have been improperly excluded from participating in any Company Benefit Plan;

(ii) Neither the Company nor Company Subsidiary has ever maintained, contributed to or been obligated to contribute to any Company Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code;

(iii) With respect to any Company Benefit Plan that is an employee welfare benefit plan, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without liability to the Company on or at any time after the Effective Time;

(iv) Each Company Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS and there are not any circumstances which could result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of the Company, threatened litigation relating to any of the Company Benefit Plans. The Company has not engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA;

(v) All contributions made or required to be made under the terms of any Company Benefit Plan for any period have been timely made or have been reflected on the Unaudited Financial Statements;

(vi) The Company has no obligations for retiree health and life benefits under any Company Benefit Plan nor has the Company ever represented, promised or contracted (whether in oral or written form) to any employee(s) that such employee(s) would be provided with retiree health or life benefits.

(c) Collective Bargaining Agreements. None of the Acquired Companies’ employees is covered by a collective bargaining agreement and there is no union or other organization seeking or claiming to represent any such employees. There is no labor dispute, strike, work stoppage or lockout or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or a Company Subsidiary.

SECTION 3.20 Insurance. The Company has provided or made available to Parent true and complete copies of all insurance policies of every type and nature. With respect to each such insurance policy, (a) it is adequate to insure the risks covered thereby, and (b) the Company is not, nor will it be on the Closing Date, in default in any respect under any such policy and the Company shall continue such policies in force and effect through the Closing Date.

SECTION 3.21 Litigation. Except as disclosed on Schedule 3.21, there is no legal action, suit, arbitration or legal or administrative proceeding or investigation pending, or threatened, against the Company, Company Subsidiary, or any Shareholder, as to which any of them is a party that (a) affects the Acquired Companies’ Business or any of the Acquired Companies’ properties or assets, or (b) questions the validity of this Agreement or any other documents or instruments to be executed and delivered by the Company or any of the Shareholders pursuant hereto or the right of the Company or any of the Shareholders to enter into this Agreement or any such other documents or instruments or to consummate the transactions contemplated hereby or thereby or could effect the ability of the Company or the Shareholders to perform their respective obligations under this Agreement or any such other documents or instruments. To the knowledge of the Company and Shareholders, and except as disclosed on Schedule 3.08, (a) there is no fact or facts existing which could be reasonably expected to result in, nor is there any basis for, any other such action, suit, arbitration or other proceeding or investigation, (b) the Financial Statements include an adequate reserve, for all liability or potential liability resulting or arising from any action, suit, arbitration or other proceeding or investigation involving Company or Company Subsidiary, and (c) the Company or Company Subsidiary is not a party to or subject to any order, writ, injunction, decree, judgment or other restriction of any governmental entity or agency which could be reasonably likely to prevent or materially delay the Company’s ability to enter into this Agreement or any other documents or instruments to be executed and delivered pursuant hereto or consummate the transactions contemplated hereby or thereby.

SECTION 3.22 Compliance with Laws. The Company and Company Subsidiary have complied with, are in compliance with, and have not received notice of any violation of, any and all applicable laws, rules, regulations and ordinances regulating or relating to the Business, including but not limited to, the employment of labor (including labor of individuals who are not U.S. citizens), the establishment and maintenance of working conditions for labor, employee safety, environmental and conservation matters, and the manufacture, sale and distribution of their products.

SECTION 3.23 Product Liability; Product Recalls.

(a) All of the products that the Company or Company Subsidiary have manufactured and sold have been merchantable, free from defects in material and workmanship and suitable for the purpose for which they were sold. The products have not been subject to any product recall (including any safety or related recall) or service bulletin, there is no fact or facts existing which may reasonably be expected to result in any such recall or service bulletin. There is no legal action, suit, arbitration or other legal or administrative proceeding or investigation before any governmental entity or agency, pending or, to the knowledge of the Company or Shareholders, threatened, involving any product liability, product recall or otherwise involving Company or any Company Subsidiary. There is no fact or facts existing which could be reasonably expected to result in, nor is there any basis for, any such action, suit, arbitration or other proceeding or investigation.

(b) The Company and Company Subsidiary have insurance against loss or damage arising out of product liability for any products manufactured and/or sold by Company and/or Company Subsidiary. Such insurance covers all incidents of loss which have occurred prior to the date hereof or which may occur resulting from the products sold prior to the Closing. There have been no incidents of damage claims paid by the Company or Company Subsidiary or by its insurance carrier in the two (2) year period preceding the date of this Agreement. The Financial Statements include an adequate reserve (or shall otherwise reflect an appropriate accrual), for all liability or potential liability resulting or arising from any product liability or recall that has been initiated or breach of warranty claims that have been asserted or that are reasonably likely to be initiated or asserted, in connection with products manufactured and sold by the Acquired Companies, as of the date of such Financial Statements.

SECTION 3.24 Warranties. Except for the Acquired Companies’ standard warranty, a true and complete copy of which has been delivered to Parent, there are no oral or written warranties on the products manufactured or sold by the Company or any Company Subsidiary, whether express or implied, other than any implied warranties that may be imposed by operation of law.

SECTION 3.25 Dealer Network; Rebates and Refunds.

(a) The Company has delivered to Parent a true copy of all written agreements (including any amendments or modifications thereto) that it has with any automotive dealers related to the Business.

(b) The Company has disclosed to Parent (i) all significant refunds, rebates, discounts and return policies or practices that the Company or Company Subsidiary has engaged in with respect to persons supplying goods and services to the Company or any Company Subsidiary and (ii) all annual programs relating to refunds, rebates, discounts and return policies or practices that the Company or Company Subsidiary has engaged in with respect to furnishing the products to others in connection with their business, including the Business. The Financial Statements accurately reflect an accrual of the amount owed, if any, to all dealers.

SECTION 3.26 Environmental Matters.

(a) Permits and Authorizations. The Company and Company Subsidiary possess, and at all times have possessed, all Environmental Permits (as defined below) necessary to conduct the Business and related operations.

(b) Compliance. Each of the Company and Company Subsidiary is, and at all time has been, in compliance with all applicable Environmental Laws (as defined below) and all Environmental Permits. The Company or Company Subsidiary has not received any (A) oral or written communication from any governmental entity or agency or other person or entity that alleges that the Company or Company Subsidiary has violated or is liable under any Environmental Law or Environmental Permit or (B) written request for information pursuant to Section 104(e) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning the disposal of Hazardous Materials (as defined below). Company and Shareholders are unaware of any past events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or Company Subsidiary which may cause noncompliance with applicable Environmental Laws and all Environmental Permits or which may give rise to any liability for any claim, action, suit, proceeding, hearing or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment or transportation or the emission, discharge, release or threatened release into the environment by the Company or Company Subsidiary of any Hazardous Materials. The Company and Company Subsidiary have reported, to the extent required by applicable Environmental Laws, all past and present sites owned or operated by the Company or Company Subsidiary where Hazardous Materials have been treated, stored, disposed of or otherwise handled, and the Company and Company Subsidiary have not generated, treated, stored, processed, distributed, used, transported, disposed of or otherwise handled Hazardous Materials, except in compliance with all applicable Environmental Laws.

(c) Environmental Claims. There are no Environmental Claims (as defined below) (A) pending or threatened against the Company or Company Subsidiary or (B) pending or threatened against any person or entity whose liability for any Environmental Claim the Company or Company Subsidiary has retained or assumed, either contractually or by operation of law, (ii) neither the Company nor Company Subsidiary has contractually retained or assumed any liabilities or obligations that would be expected to provide the basis for any Environmental Claim, (iii) there are not any, nor have there been any, Environmental Claims pending or threatened against the Company or Company Subsidiary by any landlord or third party pursuant to any of the Company Real Property Leases, nor is there currently or has there been previously, any basis therefore, and (iv) there is no on-site or off-site location to which the Company or Company Subsidiary has transported or disposed of Hazardous Materials or arranged for the transportation or disposal of Hazardous Materials which is the subject of any enforcement action or any other investigation by any governmental entity or agency which could lead to claim against the Company or any Company Subsidiary for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under any applicable Environmental Law and there is no on-site or off-site location to which the Company or Company Subsidiary has transported or disposed of Hazardous Materials or arranged for the transportation or disposal of Hazardous Materials which could become the subject of any enforcement action by any governmental entity or agency or any Environmental Claim which could lead to any liability of the Company or Company Subsidiary for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury.

(d) Releases. There has been no Release (as defined below) of any Hazardous Materials at, from, in, to, under or on any property currently or previously owned or operated by the Company or Company Subsidiary, other than in compliance with applicable Environmental Laws or the terms of any applicable permit (and no such property is contaminated by any such substance), that could reasonably be expected to form the basis of any Environmental Claim.

(e) Definitions.

(i) “Environmental Claims” means any and all, regulatory or judicial actions orders, decrees, suits, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or agency or other person alleging potential responsibility or liability including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries or penalties or for contribution, indemnification, cost recovery, compensation or injunctive relief arising out of, based on or related to (A) the presence, Release or threatened Release of or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its subsidiaries or (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit.

(ii) “Environmental Laws” means all domestic or foreign (whether national, federal, state, local, provincial or otherwise) laws, judgments or binding agreements issued, promulgated or entered into by or with any governmental entity or agency relating to pollution or protection of the environment (including ambient air, surface water, groundwater, soils or subsurface strata) or the protection of human health as it relates to the environment, including without limitation laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, emission, disposal, handling of or exposure to Hazardous Materials.

(iii) “Environmental Permits” means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws.

(iv) “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes pollutants or contaminants, including petroleum or petroleum fractions, asbestos or asbestos-containing material, PCBs or PCB-containing materials or equipment, radon gas, infectious or medical wastes, mold and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

(v) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

SECTION 3.27 Related Party Transactions. Neither the Shareholder nor any member of such Shareholder’s immediate family or any business entity in which such Shareholder is a partner, investor, director or officer, is a party to any contract, agreement, lease or other arrangement or transaction to which the Company or Company Subsidiary is bound.

SECTION 3.28 Securities Law Matters. Each Shareholder acknowledges that investment in the Parent Common Stock involves a high degree of risk and is suitable only for sophisticated investors, and that they have been informed by Parent that the Parent Common Stock is being offered in reliance upon an exemption from registration provided by the Securities Act and an exemption from registration under applicable Blue Sky laws. Shareholder is acquiring the Parent Common Stock for his or her own investment and not with a view to the distribution or resale thereof to anyone else. The Parent has disclosed to the Shareholder, that the Parent Common Stock is a restricted security, as defined in Rule 144, transferability is limited, and that the Shareholder may be required to continue to bear the economic risk of this investment for an indefinite period as the Parent Common Stock has not been registered under the Securities Act or any Blue Sky laws and therefore cannot be offered or sold until subsequently registered under such acts or an exemption from such registration is available. Shareholder is an “accredited investor” within the meaning of Regulation D under the Securities Act and Texas Blue Sky Laws, or otherwise has such knowledge and experience in financial and business matters such that Shareholder, either alone or with such Shareholder’s representatives is capable of evaluating the merits and risks of an investment in Parent. Shareholder has had access to all public filings with the Securities and Exchange Commission made by Parent, and has received the opportunity to ask questions and receive answers regarding the merits and risks of investing in the Parent Common Stock. On the date hereof, Shareholder does not own directly or beneficially, either alone or with any group (as defined under Section 13(d) of the Exchange Act) more than 1% of the issued and outstanding Parent Common Stock.

SECTION 3.29 Disclosure. Neither this Agreement, nor any Schedule hereto, nor any certificate, or document required to be delivered to Parent, by the Company and the Shareholders pursuant to Section 5.02 contain, as of the date thereof, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUBSIDIARY

Parent hereby represents and warrants, as of the date of this Agreement and as of the Closing Date, as follows, each of which representations and warranties shall be deemed to be independently material and to have been relied upon by the Company and the Shareholders:

SECTION 4.01 Organization; Good Standing. Each of Parent and Acquisition Subsidiary is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the state in which it was incorporated or organized, as the case may be, has full power and authority, corporate and other, and all necessary governmental approvals to own and operate its property (including the operation of leased property) and to carry on its business as it is now being conducted and is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the property owned or the nature of the business transacted by it makes such qualification or licensing necessary, except that if not so qualified in any such jurisdiction, it can become qualified without any Material Adverse Effect. True and complete copies of their respective formative documents (including all amendments thereto), as in effect on the date hereof, have been delivered or made available to Company and Shareholders.

SECTION 4.02 Capitalization.

(a) The authorized capital stock of Parent consists of 98,000,000 shares of Parent Common Stock; 2,000,000 shares of Series B common stock, par value $.001 per share (“Series B Common Stock”); and 20,000,000 shares of preferred stock, par value $.001 per share (“Parent Preferred Stock”). As of October 31, 2005: (i) 51,879,863 shares of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) 999,969 shares of Series B Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; and (iii) no shares of Parent Preferred Stock were issued and outstanding.

(b) Except as disclosed in the Parent’s SEC filings, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its Subsidiaries.

(c) All shares of Parent Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Stock or any capital stock of any of its Subsidiaries.

(d) Each outstanding share of capital stock of each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each such share owned by Parent or another of its Subsidiaries is free and clear of all Liens.

SECTION 4.03 Authority Relative to this Agreement. Each of the Parent and Acquisition Subsidiary has the full legal right, power, authority and capacity to enter into this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto, to perform fully its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Acquisition Company of this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate or limited liability company action, as the case may be, and no other corporate or limited liability company proceedings, as the case may be, shall be necessary to authorize and approve this Agreement or the documents and instruments to be executed and delivered by it pursuant hereto, or to consummate the transactions contemplated hereby or thereby, other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by Texas Law. This Agreement and the documents and instruments to be executed and delivered pursuant hereto have been duly and validly executed and delivered by the Parent and Acquisition Subsidiary, and constitute the legal, valid and binding obligations of the Parent and Acquisition Subsidiary, enforceable against each of them in accordance with their terms.

SECTION 4.04 Consents and Approvals; No Violations.

(a) Except for applicable requirements of the Securities Act, the Exchange Act, state Blue Sky laws, the NASDAQ Stock Market, and the filing of the Articles of Merger as required by the MBCA and TBCA, no filing or registration with and no permit, authorization, consent or approval of, any governmental entity or agency, is necessary for the consummation by the Parent of the transactions contemplated by this Agreement;

(b) Neither the execution and delivery of this Agreement or the documents and instruments to be executed and delivered pursuant hereto by the Parent and Acquisition Subsidiary nor the consummation by the Parent and Acquisition Subsidiary of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof or thereof, will at Closing (i) conflict with or result in any breach of any provision of the Parent’s Articles of Incorporation, as amended, or Bylaws, as amended, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration of or loss of a material benefit under or result in the creation of any Lien in or upon any of the properties or assets of the Parent under or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under or require any consent, approval or notice under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, guarantee, agreement, lease or other instrument or obligation to which the Parent is a party or by which it or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or any of its properties or assets.

SECTION 4.05 SEC Filings; Financial Statements.

(a) Except as otherwise disclosed in an SEC filing, Parent has timely filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2004 (the “Parent SEC Reports”). The Parent SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder; and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth on the consolidated balance sheet of Parent as of October 31, 2005, including the notes thereto (the “Parent Balance Sheet”), Parent has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since October 31, 2005 that would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect.

SECTION 4.06 Litigation. Except as disclosed in the Parent’s SEC filings, there is no legal action, suit, arbitration, or legal or administrative proceeding or investigation pending or threatened, against the Parent or Acquisition Subsidiary that (a) if adversely decided would have a Material Adverse Effect on the Parent, or Acquisition Subsidiary, or their respective businesses, properties or assets, (b) questions the validity of this Agreement or any other documents or instruments to be executed and delivered by the Parent or Acquisition Subsidiary pursuant hereto or the right of the Parent or Acquisition Subsidiary to enter into this Agreement or any such other documents or instruments or to consummate the transactions contemplated hereby or thereby or (c) seeks to materially delay or prevent the consummation of the transactions contemplated hereby. Neither Parent nor any property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of

Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Merger or would have a Material Adverse Effect.

SECTION 4.07 Taxes.

(a) Returns Filed and Taxes Paid. All material Tax Returns required to be filed by or on behalf of Parent and its Subsidiaries (“Parent Group”) have been duly filed on a timely basis and such Tax Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Parent Group with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. Parent Group has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no Liens on any of the assets of Parent Group with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established.

(b) Tax Reserves. The amount of Parent Group’s liability for unpaid Taxes for all periods ending on or before July 31, 2005 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), reflected on the Parent Balance Sheet, and the amount of Parent Group’s liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the Parent Balance Sheet, as adjusted for operations and transactions in the ordinary course of business since July 31, 2005 in accordance with past custom and practice.

SECTION 4.08 Absence of Certain Changes and Events. Since the date that Parent’s last quarterly report was filed with the SEC, except as contemplated by this Agreement or in such quarterly report, the Parent, Acquisition Subsidiary and their respective Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date there has not been any change in the business, operations, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of the Parent, Acquisition Subsidiary and their respective Subsidiaries having, or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 4.09 Disclosure. Neither this Agreement, nor any Schedule hereto, nor any certificate, or document required to be delivered to the Company or a Shareholder by the Parent and the Acquisition Subsidiary contain, as of the date thereof, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not false or misleading.

SECTION 4.10 SEC Filings. All of the Parent’s representations and warranties are subject to any and all reports, releases, disclosures and other filings that have been filed by Parent with the SEC and available to the public.

ARTICLE V

CLOSING

SECTION 5.01 Closing Date. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 11:00 a.m. EST, on or before February 8, 2006 at the offices of the Company, or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

SECTION 5.02 Deliveries by the Company and the Shareholders. At the Closing, the Company and the Shareholders shall deliver to Parent and Acquisition Subsidiary:

(a) The Articles of Merger duly executed by the Company;

(b) All necessary governmental approvals and consents of third parties including, without limitation, General Motors, DaimlerChrysler and Ford Motor Company, to the transactions contemplated by this Agreement shall have been obtained;

(c) The Company shall have furnished Parent with a favorable opinion, dated the Closing Date, of Landrith & Kulesz, L.L.P., counsel for the Company, addressed to Parent, in the form and substance satisfactory to Parent;

(d) The Company and the Shareholders shall have delivered to Parent and Acquisition Subsidiary the resolutions of the Company’s Board of Directors and Shareholders authorizing the execution, delivery and performance of this Agreement and the documents and instruments to be executed and delivered by the Company pursuant hereto and the transactions contemplated hereby and thereby, certified by the Secretary of the Company, in form and substance acceptable to Parent.

(e) Noncompete Agreements, duly executed by Wayne Davis and Rick Stacy in form and substance acceptable to Parent;

(f) UCC termination statements from Park Cities Bank terminating all liens that Park Cities Bank has against the Company and its assets;

(g) Separate Employment Agreements (“Employment Agreements”) between Acquisition Subsidiary and Wayne Davis and Kraig, in form and substance acceptable to Parent;

(h) Stock Payment Agreements, duly executed by Wayne Davis and Rick Stacey in form and substance acceptable to Parent; and

(i) All other documents required pursuant to this Agreement, all in form and substance satisfactory to counsel for Parent and Acquisition Subsidiary, as well as any further documentation or instruments as Parent, Acquisition Subsidiary or their counsel may reasonably require to effectuate the terms of this Agreement.

SECTION 5.03 Deliveries by Parent and Acquisition Subsidiary. At the Closing, Parent and Acquisition Subsidiary shall deliver to the Shareholders:

(a) The Cash Payment;

(b) The Articles of Merger, duly executed by Parent and Acquisition Subsidiary;

(c) The Noncompete Agreements, duly executed by Parent and Acquisition Subsidiary;

(d) The Employment Agreements, duly executed by Acquisition Subsidiary;

(e) Stock Payment Agreements, duly executed by Parent;

(f) Letter of Instruction to Parent’s stock transfer agent directing the issuance of the Parent Common Stock to the Shareholders; and

(g) All other documents required pursuant to this Agreement, all in form and substance satisfactory to counsel for the Company and the Shareholders, as well as any further documentation or instruments as the Company, the Shareholders or their counsel may reasonably request to effectuate the terms of this Agreement.

SECTION 5.04 Further Assurances. The parties each agree that at any time or from time to time after the Closing Date that upon request of the other party or parties, the Shareholders, Parent or the Surviving Company, as the case may be, will execute, acknowledge and deliver such other and further instruments and take such other action or actions as the requesting party may reasonably request in order to effectuate the terms of this Agreement and the documents and instruments contemplated hereby.

ARTICLE VI

SURVIVAL; INDEMNIFICATION;POST-CLOSING COVENANTS

SECTION 6.01 Survival Past Closing. The investigation or examination by Parent of the Business, properties or affairs of the Company or Company Subsidiary or the Shareholders, shall not affect the representations, warranties and covenants of the Acquired Companies, the Company and the Shareholders contained in this Agreement. The investigation or examination by the Shareholders of the business, properties or affairs of Parent shall not affect the representations, warranties and covenants of the Parent contained in this Agreement. The respective representations and warranties of the parties herein contained shall survive the Closing for a period of six (6) years (referred to herein as “General Representations”), with the exception of (i) representations and warranties of the Company and the Shareholders with respect to Section 3.06 (“Financial Statements”), Section 3.16 (“Taxes”), Section 3.23 (“Product Liability”), Section 4.05 (“SEC Filings; Financial Statements”) and Section 4.07 (“Taxes”) which shall survive the Closing for the applicable statute of limitations, and the representations and warranties in Section 3.02 (“Title to Shares”), Section 3.16 (“Title to Assets”), Section 3.26 (“Environmental Matters”) and Section 4.03 (“Authority Relative to this Agreement”), which shall survive Closing indefinitely.

SECTION 6.02 Indemnification by the Company and Shareholders. Company and Shareholders, severally and not jointly, shall indemnify, defend and hold harmless Parent, and its respective representatives, stockholders, directors, officers, employees, controlling Persons, owners, members, directors, officers, employees, agents and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation, defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) Any breach of any representation or warranty made by Company and/or Shareholders in this Agreement, any disclosure schedules or any other certificate or document delivered by Company and/or Shareholders pursuant to this Agreement;

(b) Any breach by Company, Company Subsidiary and/or a Shareholder of any covenant, obligation or agreement in this Agreement;

(c) Any Liability arising out of any product designed, shipped or manufactured by, or any services provided by, Company or Company Subsidiary including without limitation, product warranties, product recalls and Liabilities arising from such products or services including, without limitation, the amount of any repairs, modifications, refunds or credits to customers (including a write-down or a write-off of account receivables) or any other such action that Parent deems appropriate or beneficial to the Business;

(d) Any liability, obligation or claim for any tax which relates to any period prior to or including the Closing Date;

(e) Any Environmental Claims; and

(f) Any undisclosed liability or obligation.

Notwithstanding anything to the contrary herein, neither Company nor Shareholders shall be liable to indemnify, hold harmless, or pay to Parent or any Indemnifed Person:

(a) any sums suffered by reason of the recapture of the amount of LIFO inventory reserve reflected on the Company’s federal income tax return (Form 1120S) for the year ended December 31, 2005, or

(b) for any Losses or Damages except to the extent that such Losses or Damages exceed the sum of $250,000 in the aggregate.

SECTION 6.03 Indemnification by Parent and Acquisition Subsidiary. Parent and Surviving Company shall jointly and severally indemnify, defend and hold the Shareholders and their respective affiliates harmless from and against any and all Damages incurred by any of the Shareholders or their affiliates arising out of or resulting from (i) any breach of any representation or warranty made by Parent or Acquisition Subsidiary contained in this Agreement, and (ii) the nonperformance or breach of any covenant, agreement or obligation to be performed by Parent or Acquisition Subsidiary under this Agreement.

SECTION 6.04 Indemnification Procedures.

(a) If Parent, Acquisition Subsidiary or the Surviving Company, on the one hand, or the Shareholders, on the other hand (the “Indemnitee”), asserts a claim for indemnity against the other party, (the “Indemnitor”), the Indemnitee shall provide the Indemnitor with written notice of such claim, stating the amount of the Losses, if known and method of computation thereof, all with reasonable particularity and including documentary proof, if available and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have on account of the claim, except to the extent the Indemnitor shall have been prejudiced by such failure.

(b) If an Indemnitee shall receive notice of any claim or proceeding initiated by a third party which is or may be subject to indemnification (each, a “Third Party Claim”), the Indemnitee shall promptly give the Indemnitor written notice of such Third Party Claim; provided, however, that failure to so notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have on account of the Third Party Claim, except to the extent the Indemnitor shall have been prejudiced by such failure. In such event the Indemnitee shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice and at its own expense. If, however, the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against all Losses that may result from such Third Party Claim and the Indemnitee is reasonably satisfied that the Indemnitor has sufficient funds available to pay any Losses resulting from such Third Party Claim, then the Indemnitor shall be entitled, at its option, to assume and control the defense of such claim by counsel of its own choice and at its own expense, provided that the Indemnitor and its counsel shall proceed with diligence and good faith with respect thereto. Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel in any Third Party Claim and the fees and expenses of such counsel shall be at the expense of such Indemnitor if (i) the Indemnitor has failed to promptly assume the defense and employ counsel or (ii) the named parties to any such Third Party Claim (including any impleaded parties) include such Indemnitee and any Indemnitor and such Indemnitee shall have been advised by its counsel that there is a conflict of interest between the Indemnitor and such Indemnitee with respect to such Third Party Claim or with respect to any legal defense which may be available; provided, however, that the Indemnitor shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any claim or proceeding.

(c) In the event the Indemnitor exercises its right to undertake the defense of any Third Party Claim, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably requested by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to the Indemnitee witnesses, pertinent records, materials and information in its possession or under its control relating thereto as are reasonably requested by the Indemnitee. No Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed; provided, however, that the Indemnitor may settle such Third Party Claim without the consent of the Indemnitee so long as the settlement (x) includes an unconditional release of the Indemnitee, in form and substance reasonably satisfactory to the Indemnitee, from the third party claimant, (y) does not impose any liabilities or obligations on the Indemnitee and (z) with respect to any non-monetary provision of any settlement of a claim in which Parent, Acquisition Subsidiary or the Surviving Company is the Indemnitee, does not impose conditions upon the Indemnitee which, in the Indemnitee’s good faith judgment, could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnitee. No Third Party Claim which is being defended in good faith by the Indemnitee alone or jointly with the Indemnitor, shall be settled by the Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld; provided, however, that the Indemnitee may settle such claim without the consent of the Indemnitor so long as the settlement (x) includes an unconditional release of the Indemnitor, in form and substance reasonably satisfactory to the Indemnitor, from the claim by the Indemnitee and the third party claimant and (y) does not impose any liabilities or obligations on the Indemnitor.

SECTION 6.05 Post-Closing Covenant.

(a) Parent agrees to cause Surviving Company to indemnify and hold harmless each of Surviving Company’s managers and officers to the fullest extent permitted under the MBCA. It is understood and agreed that no manager or officer of the Surviving Company shall, by virtue of such status, have any personal liability for any of the Surviving Company’s debts, liabilities, or obligations. To the full extent permitted by the Act or any other applicable laws presently or hereafter in effect, no manager or officer of the Surviving Company shall be personally liable to the Surviving Company or its member for or with respect to any acts or omissions as a manager or officer of the Company, provided that this provision shall not eliminate or limit the liability of a party for any of the following: (i) the receipt of a financial benefit to which the manager or officer is not entitled; (ii) for approving a prohibited distribution under the Act; (iii) a knowing violation of law; or (iv) for willful misconduct, gross negligence, bad faith or a knowing violation of the manager’s or officers fiduciary duties to the Surviving Company. Any repeal or modification of this Section shall not adversely affect any right or protection of a manager or officer with respect to any acts or omissions taken or not taken prior to such repeal or modification.

(b) Parent agrees in good faith to use its reasonable efforts to cause each of General Motors Corporation, DaimlerChrysler and Ford Motor Company to release all personal guarantees executed by Wayne Davis and Don Davis to be released and terminated within a reasonable period of time following the Closing Date. Parent agrees to indemnify Wayne Davis for any and all costs and expenses paid by him following the Closing Date as a result of Parent’s failure to obtain such releases.

ARTICLE VII

FINDER’S FEES

The Company and the Shareholders, on the one hand and Parent, on the other hand, represent and warrant to each other that they respectively have had no dealings with any finder, broker, financial advisor or investment banker in connection with the transactions contemplated by this Agreement. The Shareholders will indemnify and hold Parent harmless from and against any and all liabilities (including but not limited to reasonable attorneys’ fees) to which it or Acquisition Subsidiary or Surviving Company may be subjected by reason of any compensation or amounts due or to become due to any finder’s, broker’s, financial advisor’s, investment banker’s or similar fee or commission with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by the Shareholders or the Company. Parent and Acquisition Subsidiary shall jointly and severally indemnify and hold the Shareholders harmless from and against any and all liabilities (including but not limited to reasonable attorneys’ fees) to which any of them may be subjected by reason of any finder’s, broker’s, financial advisor’s, investment banker’s or similar fee or commission with respect to the transactions contemplated by this Agreement to the extent such fee is attributable to any action undertaken by Parent or Acquisition Subsidiary.

ARTICLE VIII

NOTICES

Any notice required or permitted to be given by any party under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, on the next business day after delivery to a nationally recognized overnight courier service, when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day or five days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address or facsimile number indicated below for such party or at such other address as such party may designate upon written notice to the other parties (except that notice of change of address shall be deemed given upon receipt).

(a)	In the case of Parent or Acquisition Subsidiary:

Tecstar Automotive Group, Inc.

P.O. Box 1903

1123 South Indiana Avenue

Goshen, IN 46527-1903

Attn: Michael H. Schoeffler, President

Facsimile: 574-534-1238

Telephone: 574-534-7827

With a copy to:

Quantum Fuel Systems Technologies Worldwide, Inc.

570 Executive Drive

Troy, MI 48083

Attn: Kenneth R. Lombardo, General Counsel

Facsimile: 248-588-9958

Telephone: 248-588-5588

(b)	In the case of the Company:

Regency Conversions, Inc.

2800 Golden Triangle Blvd.

Fort Worth, Texas 76131

Attn: Wayne Davis

Facsimile:817-847-5054

Telephone: 817-847-7171

With a copy to:

Landrith & Kulesz, L.L.P.

601 W. Abram

Arlington, Texas 76010

Attn: Kris Landrith, Esq.

Facsimile: 817-226-2727

Telephone: 817-226-1100

(c)	In the case of the Shareholders:

Wayne Davis

2800 Golden Triangle

Fort Worth, Texas 76131

Facsimile:817-847-5054

Telephone: 817-847-7171

and

Richard Stacy

1000 West Southlake Blvd.

Southlake, Texas 76092

Telephone:

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Expenses. Irrespective of whether the Closing is effected and except as otherwise expressly provided herein, Parent and Acquisition Subsidiary shall pay all costs and expenses that they incur, and, the Company shall pay all costs and expenses that the Company and Shareholders (if any) incur, respectively, including, but not limited to, legal, accounting, financial advisory and investment banking fees and expenses, with respect to the negotiation and execution of this Agreement and any other documents or instruments to be executed and delivered pursuant hereto and the performance of any covenants to be performed by such party and satisfaction of any conditions to be satisfied by such party which are contained herein or therein. The provisions of this Section 9.01 shall survive any termination of this Agreement.

SECTION 9.02 Entire Agreement. This Agreement, together with any disclosure schedule and the documents and instruments to be executed and delivered pursuant hereto, constitute the entire understanding and agreement by and among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings among such parties with respect to the subject matter hereof.

SECTION 9.03 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing and signed by the party against whom such amendment or waiver is sought to be enforced. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto, to exercise and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by any party hereto, preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

SECTION 9.04 Successors and Assigns. Neither this Agreement nor any rights hereunder may be assigned by any party without the prior written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 9.05 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the State of Michigan without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

SECTION 9.06 Severability. If any provision of this Agreement, as applied to any part or to any circumstance, shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances or the validity or enforceability of this Agreement.

SECTION 9.07 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall create or confer on any person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities, except as expressly provided herein.

SECTION 9.08 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any other document or instrument to be executed or delivered pursuant hereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

SECTION 9.09 Remedies. In case any one or more of the covenants and/or agreements set forth in this Agreement shall have been breached by any party hereto, the party or parties entitled to the benefit of such covenants or agreements may, except as may otherwise be expressly provided in this Agreement, proceed to protect and enforce their rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant or agreement contained in this Agreement. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof. From and after the Closing Date, the provision contained in Article VIII herein shall be the sole and exclusive remedy for monetary damages arising out of or resulting from the breach of any representations or warranties made pursuant to Articles III or IV of this Agreement, absent fraud or intentional misrepresentations.

SECTION 9.10 Captions. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

SECTION 9.11 Counterparts. This Agreement may be executed by facsimile or counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

SECTION 9.12 Certain References. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The terms “herein”, “hereof” or “hereunder” or similar terms as used in this Agreement refer to this entire Agreement and not to the particular provision in which the term is used. Unless otherwise stated, all references herein to Articles, Sections, subsections or other provisions are references to Articles, Sections, subsections or other provisions of this Agreement. All references to the term “business day” shall mean any day on which banking institutions in Indiana are not required or permitted to be closed.

SECTION 9.13 Interpretation. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party.

SECTION 9.14 Intentionally deleted.

SECTION 9.15 Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Company, any event or condition which in the good faith determination of Parent is likely to cause the Company (or the Surviving Company) to pay or become liable to pay more than Two Hundred Fifty Thousand ($250,000) Dollars to remedy, cure or resolve and, with respect to Parent, means any event or condition which in the good faith determination of Company is likely to cause the Parent to pay or become liable to pay more than One Million ($1,000,000) Dollars to remedy, cure or resolve.

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

WITNESSES:	PARENT: QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

	By:	/s/ Jeffrey P. Beitzel
	Name:	Jeffrey P. Beitzel
	Title:	COO

ACQUISITION SUBSIDIARY: REGENCY ACQUISITION CO., LLC

	By:	/s/ Michael H. Schoeffler
	Name:	Michael H. Schoeffler
	Title:	Authorized Manager

COMPANY: REGENCY CONVERSIONS, INC.

	By:	/s/ Wayne Davis
	Name:	Wayne Davis
	Title:	President

SHAREHOLDERS:

/s/ Wayne Davis
Wayne Davis, Individually

/s/ Rick Stacey
Rick Stacy, Individually

Schedule 2.02

Allocation of Merger Consideration

Shareholder	Cash	Parent Common Stock
G. Wayne Davis	$3,300,000	1,465,000 shares
Richard Stacy	$0	350,000 shares

Schedule 3.02(a)

Schedule of Stock Ownership

Shareholder	Company Common Stock Ownership
Wayne Davis	1,600 shares
Richard Stacy	400 shares

Total	2,000 shares

SCHEDULE 3.21

LITIGATION

,1. Cause Number:	04-28419-2
Parties:	Regency Conversions, Inc. vs. Bill Jacobs Chevrolet, and Bill Jacobs Joliet, Inc.
Court:	County Court at Law No. 2 Tarrant County, Texas

2. Cause Number:	05 AR 55
Parties:	Bill Jacobs, Joliet LLC, an Illinois limited liability corporation vs. Regency Conversions, Inc., a Texas corporation
Court:	Circuit Court of the 12th Judicial Circuit, Will County, Illinois

3. Cause Number:	04AC-034223
Parties:	Turner vs. Ford Motor Co.
Court:	St. Louis County Case

4. Cause Number:	No Petition Filed
Parties:	Regency Conversions and Frost Chevrolet
Court:	No Petition Filed

5. Cause Number:	Docket No. 05-0159 CAF
Parties:	Mr. Vincent Ordorica vs. General Motors Corporation and Regency Conversions
Court:	Texas Department of Transportation Motor Vehicle Board

6. Cause Number:	Kscs Case No. S1500 CV 256698 spc
Parties:	Mark E. Pudiwitr vs. General Motors Corporation; Regency Conversions, Inc. and DOES 1
Court:	Superior Court of the State of California, Kern County

7. Cause Number:	No Petition Filed
Parties:	Regency Conversions, Inc. and ACC
Court:	No Petition Filed

8. Cause Number:	No. 1496
Parties:	Steven Goffredo vs. Ford Motor Company and Regency Conversions
Court:	Court of Common Pleas, July Term 2005 Pending in Pennsylvania. Regency is to be added as a party.

9. Cause Number:	DC-05-10555
Parties:	Derrill Dolvin vs. General Motors, Regency Conversions, Inc. and John Pike
Court:	Dallas County District Court

10. Cause Number:	2004 CV 00099
Court:	Court of Common Pleas of Stark County, Ohio
Parties:	Keith Baxter vs. Ford Motor Co. and Regency Conversions

11. Cause Number:	07C01-0308-CT-0305
Court:	Circuit Court of Brown County, Indiana
Parties:	Robert & Wilma Hale v. Cook and Reeves Cars, General Motors Corporation and Regency Conversions

12. Cause Number:	004047
Court:	Court of Common Pleas, Philadelphia County
Parties:	Stephen and Crystal Jones vs. General Motors Corporation and Regency Conversions

13. Cause Number:	Unknown
Parties:	James and Jeanette Merksamer v. General Motors Corporation and Regency conversions
Court:	This is a complaint filed with State of Florida, Florida New Motor Vehicle Arbitration Board, Lemon Law Arbitration Program regarding allegedly defective air conditioning system.

14. Cause Number:	CV 523681
Court:	Court of Common Pleas, Cuyahoga, Ohio
Parties:	Kelly Ann Patacca v. Daimler Chrysler Motors, Regency Conversions and Granley Dodge, Inc.

15. Ward and Silvera v. Regency – case settled in August, 2005 Tarrant County cases Settlement has been paid in full. Company has fully disclosed and delivered or made available to Parent all relevant correspondence and other documentation related to this issue.

16. The Company has been notified by a government agency that its classification of certain individuals as independent contractors may be incorrect and that an investigation may be forthcoming. Company has fully disclosed and delivered or made available to Parent all relevant correspondence and other documentation related to this issue.

17. Perkins v Regency Conversions (IL).

18. Mendez v Regency Conversions (TX). Kaufman County

19. Michael S. Walker: Threatening Letter dated 06/01/05 concerning his 2005 Limited Tahoe from the individual (no attorney).

Note, in those cases in which a claim that Regency is owed money, a substantial risk of a counter-claim is always a possibility.

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